CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price(1)	Fee

Yen Fixed Rate Senior Bearer Notes Due 2013	$42,301,184.43	$4,526.23

(1) The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of 118.20 yen per $1.00 as of November 16, 2006.

PROSPECTUS Dated January 25, 2006 PROSPECTUS SUPPLEMENT Dated January 25, 2006	Pricing Supplement No. 141 to Registration Statement No. 333-131266 Dated November 16, 2006 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES H
Fixed Rate Senior Bearer Notes Due 2013

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series H (Fixed Rate Senior Bearer Notes Due 2013) prior to the maturity date other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called “Description of Notes” in the accompanying prospectus supplement and the section called “Description of Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described below.

Principal Amount:	JPY 5,000,000,000	Interest Payment Dates:	Each November 30th ,
Maturity Date:	November 30, 2013; provided		commencing November 30,
	that if such day is not a business		2007; provided that if any
	day, the maturity date will be the		interest payment date (including
	next succeeding business day,		the maturity date) is not a
	unless that succeeding business		business day, that interest
	day would fall in the next		payment date will be the next
	calendar month, in which case		succeeding day that is a business
	the maturity date will be the		day, unless that succeeding
	immediately preceding business		business day would fall in the
	day.		next calendar month, in which
Settlement Date (Original			case such interest payment date
Issue Date):	November 30, 2006		will be the immediately
Interest Accrual Date:	November 30, 2006		preceding business day.
Issue Price:	100%	Interest Payment Period:	Annual
		Business Day:	Tokyo, New York and London
		Agent:	Morgan Stanley & Co.
Underwriter’s Discounts			International Limited
and Commissions:	0.30%	Denomination:	JPY 100,000,000
Proceeds to Company:	99.70%	Trustee:	The Bank of New York, a New
Specified Currency:	Japanese Yen (“JPY”)		York banking corporation (as
Redemption Percentage at			successor to JPMorgan Chase
Maturity:	100%		Bank, N.A.)
Interest Rate:	1.905% per annum	ISIN:	XS0276090585
Maximum Interest Rate:	N/A	Common Code:	027609058
Minimum Interest Rate:	N/A	CUSIP:	999B66JX8
Initial Redemption Date:	N/A	Other Provisions:	None
Initial Redemption
Percentage:	N/A
Annual Redemption
Percentage Reduction:	N/A
Optional Redemption
Date:	N/A

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY